Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Prices $275 Million Add-on Offering of Senior Unsecured Notes

FRANKLIN, Tenn. - September 14, 2015 - Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the pricing of $275 million of its 5.625% senior notes due 2023 (the “Notes”), which represents an upsizing of $25 million. The Notes will be additional notes and form part of the same series as Acadia’s existing 5.625% senior notes due 2023. The Notes will be sold to investors at a price of 100.500% of the principal amount thereof plus accrued interest from August 15, 2015, representing a yield to worst of 5.515%. The sale of the Notes is expected to close on September 21, 2015, subject to customary closing conditions.

The Company intends to use its proceeds from the offering to fund the cash tender offer for any and all of its outstanding 12.875% senior notes due 2018, repay outstanding indebtedness under its senior secured revolving line of credit, and use any remaining proceeds for general corporate purposes, including to fund acquisition activity.

The Notes are to be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States only to non-U.S. persons pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral health services. Acadia operates a network of 232 behavioral health facilities with more than 9,400 beds in 37 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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